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                                                                    Exhibit 1(b)

                            CERTIFICATE OF AMENDMENT
                                       OF
                                  DECLARATION
                                       OF
                KIDDER, PEABODY CALIFORNIA TAX EXEMPT MONEY FUND

     The undersigned, being a Trustee of Kidder, Peabody California Tax Exempt Money Fund (the 'Trust'), a Massachusetts business trust, hereby certifies pursuant to Section 9.3 of Article IX and Section 11.1 of Article XI of the Declaration of Trust of KIDDER, PEABODY CALIFORNIA TAX EXEMPT MONEY FUND, that the Trustees of the Trust have duly adopted at the Board of Trustees meeting held on December 14, 1994 (adjourned to December 16, 1994) and ratified at the Board of Trustees meeting held on January 25, 1995 the following amendment to the Declaration of Trust of the Trust dated the 6th day of May 1987, in the manner provided in such Declaration of Trust.

VOTED: that the Declaration of Trust dated May 6, 1987 be, and it hereby is, amended to change the name of the Trust from 'Kidder, Peabody California Tax Exempt Money Fund' to 'Paine Webber/Kidder, Peabody California Tax Exempt Money Fund' in the following manner:

          Section 1.1. Name. The name of the trust created hereby is the 'PaineWebber/Kidder, Peabody California Tax Exempt Money Fund'.

          Section 1.2(o) of Article I of the Declaration of Trust is hereby amended to read as follows:

             (o) 'Trust' means 'PaineWebber/Kidder, Peabody California Tax Exempt Money Fund'.

     IN WITNESS WHEREOF, the undersigned, being a Trustee of the Trust, has signed this Certificate of Amendment in duplicate, as of the 16th day of February, 1995.

                                                   /s/ Thomas R. Jordan
                                                   -------------------------
                                                         Trustee




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